Exhibit 10.12 (i)

Date: April 6th, 2006
To:
Ms. Ora Setter
Re: Indemnification for VAT payments
Dear Madam,
On November 30, 2005 you were appointed to serve as an External Director of TopSpin Medical Inc. (“TopSpin”). On November 7, 2005 the Board of Directors of TopSpin approved that each of the External Directors of TopSpin will be entitled to certain considerations for the services provided by them to TopSpin in such capacity (the “Consideration”).
After consulting with its tax advisors, no Value Added Taxes (“VAT”) should be born by you with respect to the Consideration.
This letter is to confirm to you TopSpin’s undertaking, that if you will be required by the Israeli tax authorities to pay VAT with respect to the Consideration, TopSpin will indemnify you with respect to such amounts, subject to any applicable law, TopSpin incorporation documents and to the following terms: (a) you will inform TopSpin immediately and in writing after you become aware of any claim, demand or other action or proceeding (actual or potential), if a claim for indemnification in respect thereof can be made by you under this letter (“Claim”); and (2) TopSpin will be entitled to defend and settle, on your behalf, such Claim, and you will assist TopSpin to defense or settle such Claim, including, without limitation, by issuing authorization letters or proxies to TopSpin and its professional advisors to act on you behalf.
Our agreement is conditioned upon you acceptance of the terms of indemnification with your signature hereunder.
Sincerely yours,
TopSpin Medical Inc.
I agree:

Ora Setter